EXHIBIT 10.8h
AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT is entered into as of December 14, 2021 by and between Centene Corporation, a Delaware corporation, together with its successors and assigns permitted under this Agreement (“Employer”), and Michael F. Neidorff (the “Executive”).

WHEREAS, the parties entered into that certain Executive Employment Agreement dated as of November 8, 2004, which has been amended from time to time (“Agreement”); and

WHEREAS, the parties desire to amend the Agreement in order to extend the current term of the Agreement and to make various related changes to the Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.Section 2(a) of the Agreement is deleted in its entirety and replaced with the following:

“(a) Executive’s Position and Title. The Executive’s positions and titles shall continue to be Chairman and Chief Executive Officer of the Employer. If elected to the Board of Directors (the “Board”) by the Employer’s shareholders, the Executive shall continue to be a member of, and Chairman of, the Board. It is expected that the Executive will cease to serve as Chief Executive Officer of the Employer as of 2023 Shareholders’ Meeting, but will continue serving as Executive Chairman of the Board until the 2024 Shareholders’ Meeting, or such other date as is mutually agreed between the Executive and the Board. Effective with the 2024 Shareholders’ Meeting (or such other date as is mutually agreed between the Executive and the Board), Executive will become Non-Executive Chairman of the Board. While Executive serves as Executive Chairman of the Board, the Executive and the Board will mutually agree on his compensation. While Executive serves as Executive Chairman and for five years thereafter, Executive will continue to be subject to the Company’s security policy requiring him to use Company provided aircraft for all air travel, as well as the same security measures currently applicable to Executive as Chief Executive Officer. In addition, for the remainder of his life, Executive shall be granted (i) the exclusive use of the office located in the southwest-most corner of the 8th Floor of the building located at 7700 Forsyth Blvd., St. Louis, Missouri, and the restroom and office currently adjoining it as of the date hereof, (ii) a parking space in the secured area of the garage where the Executive parks as of the date hereof, and (iii) use of the Executive’s current full-time administrative assistant so long as she desires to remain employed, and in the event such administrative assistant retires, a full-time executive assistant reasonably acceptable to the Executive shall be provided, and the Executive’s administrative assistant shall have a parking space in the same secured area of the garage in which the Executive currently parks. Executive will also have use of a part-time administrative assistant reasonably acceptable to the Executive through December 31, 2024.”

2.Section 3(g) of the Agreement is deleted in its entirety and replaced with the following:

“(g) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by him in accordance with the policies and practices of Employer as in effect from time to time. Employer will pay all professional expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement. Such expense reimbursements shall be made not later than the end of the calendar year following the calendar year in which the expenses were incurred. Upon Executive ceasing to be the Executive Chairman of the Board, he may at his own expense elect to assume the Company’s lease on a Company aircraft. Upon Executive ceasing to be the Executive Chairman of the Board, he may on commercially reasonable terms lease (without pilots) an aircraft that he directly or indirectly owns to the Company and the Company shall maintain said aircraft and exercise operational control for all flights on such aircraft when not being used by the Executive. If the Executive uses the aircraft that is being leased to the Company for personal travel, he shall possess operational control for all flights and shall reimburse the Company on commercially reasonable terms pursuant to an aircraft support services agreement for the incremental costs of such usage.”

3.The Agreement is affirmed, ratified and continued, as amended hereby.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.

CENTENE CORPORATION

By: /s/ Robert K. Ditmore
Its: Lead Director

/s/ Michael F. Neidorff
MICHAEL F. NEIDORFF